Exhibit 99.1

AUTOBYTEL ANNOUNCES 2008 FIRST QUARTER FINANCIAL RESULTS

Company Continues to Make Progress toward Meeting Operational Goals

IRVINE, Calif., – May 8, 2008 – Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced financial results for the first quarter ended March 31, 2008.

Revenue for the 2008 first quarter was $20.7 million, compared with $21.9 million in the first quarter of 2007. The expected decline was primarily attributable to lower advertising revenue reflecting the planned elimination of low quality traffic sources in the fourth quarter of 2007, slightly offset by an increase in fees generated from leads. Revenue for the quarter was up 10% from the preceding fourth quarter of 2007.

Total operating expenses in the 2008 first quarter were $13.5 million, versus $6.8 million in the prior-year period. In the first quarters of 2008 and 2007, total operating expenses included a credit to expense of $2.7 million and $12.0 million, respectively, related to the Dealix Corporation patent litigation settlement. Excluding the credit to expense, total operating expenses for the 2008 first quarter declined 14% to $16.1 million, from $18.8 million in the prior-year first quarter.

For the purposes of financial reporting, revenues and expenses related to the company’s Retention Performance Marketing (RPM) and Automotive Information Center (AIC) businesses, both divested in 2007, and its AVV business, which was sold in the first quarter of 2008, have been accounted for in discontinued operations.

Autobytel reported a loss from continuing operations of $6.1 million, or $0.14 per share, in the 2008 first quarter, compared with income from continuing operations of $3.9 million, or $0.09 per diluted share, in the 2007 first quarter, which included the $12.0 million credit to expense related to the patent litigation settlement. Non-cash share-based compensation expense was $0.9 million and $1.5 million, respectively, in the first quarters of 2008 and 2007.

Net loss for the first quarter of 2008 was $2.0 million, or $0.05 per share, compared with net income of $7.7 million, or $0.17 per diluted share, in the first quarter of 2007, including the aforementioned credits to expense related to the patent litigation settlement.

“We continue to make solid progress against our operational goals,” said Jim Riesenbach, president and CEO of Autobytel. “We are pleased that, in spite of a challenging environment, our lead referral business continues to show strength with a 5% increase in revenue from leads. Additionally, the steps we have taken to strengthen traffic quality and user engagement have improved ad performance across our network, as we have further enhanced the MyRide.com consumer experience. We are continuing our efforts to market MyRide.com and generate traffic across the Autobytel network.

“We are confident that our strong cash balance, decreased expenses and more efficient operations, in conjunction with our strategy of continuing to leverage the expanding opportunities in the automotive Internet category, put us in a strong position to provide significant long-term value to all of our stakeholders,” concluded Riesenbach.

Cash and cash equivalents and short-term investments advanced to $43.8 million at March 31, 2008, from $28.3 million at December 31, 2007. The March 31, 2008 cash balance includes $21.9 million in cash proceeds received during the first quarter of 2008 from the sale of the company’s AVV business.

Beginning this quarter, metrics representing the key performance indicators of Autobytel’s business will be published. These metrics are designed to display the traffic and engagement across the company’s network, growth in syndication and ad network participation, the key trends of Autobytel’s auto lead referral business and increasing corporate productivity. Additional discussion of these and other business drivers will be included in our quarterly conference call.

Metrics and Key Performance Indicators

(In thousands, except for Page Views per Visit, Advertising Revenue per Thousand Page Views, Number of Co-Brand Partners and Ad Network Publishers and Percentages)

	Q1 2008	Q4 2007	Q1 2007
Unique Visitors	11,635	15,238	23,248
Page Views Per Visit	6.66	3.87	2.91
Total Page Views	85,413	80,427	122,581
Advertising Revenue per Thousand Page Views	$26.16	$36.39	$36.09
Click Through Rate on Ads	0.24%	0.14%	0.11%
Number of Co-Brand Partners	8	6	4
Ad Network Publishers	8	7	NA
Total Auto Leads	915	722	699
Wholesale Auto Leads	48%	39%	33%
Retail Auto Leads	52%	61%	67%
Annualized Revenue per Employee	$329	$269	$310

Conference Call

Autobytel management will host a conference call today at 8:00 a.m. ET/5:00 a.m. PT to discuss its 2008 first quarter financial results. The conference call will be available to all interested parties through a live webcast at www.autobytel.com (click on ‘Investor Relations’ and then click on ‘Conference Calls’). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website. A telephone replay of the call will also be available for approximately one week by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering conference ID: 44633214.

About Autobytel Inc.

Since launching the first car-buying website in 1995, Autobytel Inc.’s (Nasdaq:ABTL) mission has been to empower automotive consumers with the tools and information they need to make smart, well-informed vehicle purchasing and ownership decisions. The company has helped millions of car shoppers and generated billions of dollars in car sales for dealers. Today, the company’s innovative, consumer-driven flagship site, MyRide.com, expands the company’s mission across the automotive purchase and ownership life cycle. As the first vertical search experience for the automotive marketplace, MyRide.com is designed to help Internet-savvy consumers FIND, SEE, BUY and LEARN anything automotive and BELONG to a diverse community of people who have similar automotive interests.

By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel provides new value and touch-points for automotive marketers. Through MyRide.com and Autobytel’s marketing network, the company connects dealerships with a steady, diverse stream of motivated, serious shoppers, while providing both dealers and manufacturers with precision- targeted brand and product marketing opportunities. The company’s advanced web-based advertising and marketing programs also help dealers and manufacturers build relationships with customers, as well as help them to efficiently manage and convert online business.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws, including, but not limited to, statements relating to our ability to provide long-term value to all of the company’s stakeholders, our ability to strengthen traffic quality and user engagement, and improve ad performance, across the company’s network and the expected impact on our business and results of operations. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our Annual Report on Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

# # #

(Financial tables follow)

Contact:

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.437.4755 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Joe Foster, Ruder Finn, 310.882.4014 (fosterj@ruderfinn.com)

AUTOBYTEL INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$29,058	$27,601
Short-term investments	14,727	686
Accounts receivable, net of allowances for bad debts and customer credits of $289 and $534, respectively	12,952	11,692
Prepaid expenses and other current assets	1,605	1,739
Assets held for sale	—	17,160

Total current assets	58,342	58,878
Property and equipment, net	9,767	10,757
Goodwill	52,074	52,074
Other assets	362	447

Total assets	$120,545	$122,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,761	$5,852
Accrued expenses	3,955	6,470
Deferred revenues	1,711	1,749
Other current liabilities	2,407	1,199
Liabilities held for sale	—	198

Total current liabilities	14,834	15,468
Other non current liabilities	377	436

Total liabilities	15,211	15,904
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 43,831,903 and 43,788,663 shares issued and outstanding, respectively	44	44
Additional paid-in capital	297,963	296,964
Unrealized gain from available-for-sale securities	719	686
Accumulated deficit	(193,392)	(191,442)

Total stockholders’ equity	105,334	106,252

Total liabilities and stockholders’ equity	$120,545	$122,156

AUTOBYTEL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Lead fees	$18,161	$17,231
Advertising	2,499	4,707
Other	37	8

Total revenues	20,697	21,946

Costs and expenses:
Cost of revenues	13,825	11,675
Sales and marketing	5,195	5,699
Technology support	4,593	4,204
General and administrative	6,307	8,602
Amortization of acquired intangible assets	42	301
Patent litigation settlement	(2,667)	(12,000)

Total costs and expenses	27,295	18,481

Operating income (loss)	(6,598)	3,465
Interest and other income	512	477
Foreign currency exchange loss	—	(7)

Income (loss) from continuing operations before provision for income taxes	(6,086)	3,935
Income tax provision	—	—

Income (Loss) from continuing operations	(6,086)	3,935
Income from discontinued operations (net of income tax of $300)	4,136	3,715

Net income (loss)	$(1,950)	$7,650

Income (Loss) per share from continuing operations:

Basic	$(0.14)	$0.09

Diluted	$(0.14)	$0.09

Income per share from discontinuing operations:

Basic	$0.09	$0.09

Diluted	$0.09	$0.08

Net income (loss) per share:

Basic	$(0.05)	$0.18

Diluted	$(0.05)	$0.17